     As filed with the Securities and Exchange Commission on March 6, 2002
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                         OIL STATES INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   ----------
                   DELAWARE                               76-0476605
        (State or other jurisdiction                   (I.R.S. Employer
      of incorporation or organization)                Identification No.)

             THREE ALLEN CENTER                         CINDY B. TAYLOR
        333 CLAY STREET, SUITE 3460                   THREE ALLEN CENTER
            HOUSTON, TEXAS 77002                  333 CLAY STREET, SUITE 3640
               (713) 652-0582                         HOUSTON, TEXAS 77002
                                                        (713) 652-0582
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                 SCOTT N. WULFE
                             VINSON & ELKINS L.L.P.
                             1001 FANNIN, SUITE 2300
                            HOUSTON, TEXAS 77002-6760
                                 (713) 758-2222

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE

                                                                PROPOSED            PROPOSED
       TITLE OF EACH CLASS OF             AMOUNT TO BE      MAXIMUM OFFERING   MAXIMUM AGGREGATE       AMOUNT OF
     SECURITIES TO BE REGISTERED           REGISTERED       PRICE PER UNIT(1)  OFFERING PRICE (1)   REGISTRATION FEE
     ---------------------------          ------------      ----------------   -----------------    ----------------
Common Stock ...................       3,601,329 shares            $9.25           $33,312,293          $3064.00

(1) Pursuant to Rule 457(f), the registration fee was computed on the basis of the market value of the 3,601,329 shares of Oil States International, Inc. Common Stock assumed to be issued by the registrant in connection with the exchange or redemption of the exchangeable shares, computed in accordance with Rule 457(c) on the basis of the average ($9.25) of the high and low prices of Oil States International, Inc. Common Stock reported on the New York Stock Exchange on March 1, 2002.
                                   ----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                                  SUBJECT TO COMPLETION, DATED MARCH 6, 2002
PROSPECTUS

                                3,601,329 SHARES
                         OIL STATES INTERNATIONAL, INC.
                                  COMMON STOCK

         This prospectus relates to the shares of our common stock issuable upon exchange or redemption of the exchangeable shares of 892489 Alberta Inc., one of our wholly owned Canadian subsidiaries that we call PTI HoldCo in this prospectus. The exchangeable shares were issued to the former shareholders of PTI Group Inc. who are residents of Canada and who elected to receive exchangeable shares in connection with our acquisition of PTI Group. Each exchangeable share may be exchanged for one share of our common stock, plus all payable and unpaid dividends, if any, on an exchangeable share and on a share of our common stock. Because the shares of our common stock offered by this prospectus will be issued only in exchange for, or upon the redemption of, the exchangeable shares, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.

         Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol "OIS." On March 1, 2002, the last reported sale price of our common stock on the NYSE was $9.25 per share.

                                   ----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy and accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------





               The date of this prospectus is ____________, 2002

                                TABLE OF CONTENTS



                                                                                                                PAGE
                                                                                                                ----

About This Prospectus.............................................................................................1

Where You Can Find More Information...............................................................................1

Oil States International, Inc.....................................................................................3

Risk Factors......................................................................................................6

Use of Proceeds..................................................................................................12

Description of Capital Stock.....................................................................................12

Plan of Distribution.............................................................................................17

Income Tax Considerations........................................................................................17

Experts..........................................................................................................23

Legal Matters....................................................................................................23

                              ABOUT THIS PROSPECTUS

         This prospectus constitutes part of the registration statement on Form S-3 filed with the SEC under the Securities Act of 1933 utilizing a "shelf" registration or continuous offering process. It omits some of the information contained in the registration statement, and reference is made to the registration statement for further information with respect to us and the securities we are offering. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance reference is made to the copy of the document filed.

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not issue these securities in any jurisdiction where such issuance is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the cover page or earlier dates as specified herein. Our business, financial condition, results of operations and prospects may have changed since those dates.

         This prospectus provides you with a general description of the common stock that will be issued pursuant to this prospectus. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under "Where You Can Find More Information."

         Concurrently with the completion of our initial public offering in February 2001, Oil States International, Inc. combined with HWC Energy Services, Inc. ("HWC"), Sooner Inc. ("Sooner") and PTI Group, Inc. ("PTI") in a transaction that we refer to as the "Combination." Prior to our initial public offering and the Combination, SCF-III, L.P. owned a majority interest in Oil States, HWC and PTI, and SCF-IV, L.P. owned a majority interest in Sooner. SCF-III, L.P. and SCF-IV, L.P. are private equity funds that focus on investments in the energy industry. We refer to SCF-III, L.P. and SCF-IV, L.P. collectively as "SCF." Unless we have indicated otherwise, or the context otherwise requires, references to "Oil States," "we," "us" and "our" or similar terms are to Oil States International, Inc. and its subsidiaries following the Combination.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports and other information with the SEC (File No. 1-16337). You may read and copy any documents that are filed at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

         You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address.

         Please call the SEC at 1-800-SEC-0330 for further information.

         Our filings are also available to the public through:

         o        the SEC web site at http://www.sec.gov; and

         o        The New York Stock Exchange
                  20 Broad Street
                  New York, New York  10005.

         The SEC allows us to "incorporate by reference" the information we file with it, which information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information as well as the information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 filed prior to the termination of this offering:

         o Our annual report on Form 10-K for the year ended December 31, 2001; and

         o The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 6, 2001 and any amendment to such registration statement or any other report that we may file in the future for the purpose of updating such description.

         We will provide without charge a copy of these filings, other than any exhibits (unless the exhibits are specifically incorporated by reference into this prospectus). You may request your copy by writing us at the following address or telephoning the following number:

         Oil States International, Inc.
         Three Allen Center
         333 Clay Street, Suite 3460
         Houston, Texas 77002
         Attention: Cindy B. Taylor
         (713) 652-0582

                         OIL STATES INTERNATIONAL, INC.

         We are a leading provider of specialty products and services to oil and gas drilling and production companies throughout the world. We focus our business and operations in a substantial number of the world's most active and fastest growing oil and gas producing regions, including the Gulf of Mexico, Canada, West Africa, the Middle East, South America and Southeast Asia. Our customers include many of the major and independent oil and gas companies and other oilfield service companies. We operate in three principal business segments, offshore products, tubular services and well site services, and have established a leadership position in each.

OFFSHORE PRODUCTS

Overview

         Through our offshore products segment, we design and manufacture cost-effective, technologically advanced products for the offshore energy industry. Our products are used in both shallow and deepwater producing regions and include flex-element technology, advanced connector systems, blow-out preventor stack integration and repair services, offshore equipment and installation services and subsea pipeline products. We have facilities in Arlington, Houston and Lampasas, Texas; Houma, Louisiana; Scotland; Brazil; England and Singapore.

Products and Services

         Our offshore products segment provides a broad range of products and services for use in offshore drilling and development activities. In addition, this segment provides onshore oil and gas, defense and general industrial products and services. Our offshore products segment is dependent on continuing innovation and creative applications of existing technologies.

         We design and build manufacturing and testing systems for many of our new products and services. These testing and manufacturing facilities enable us to provide reliable, technologically advanced products and services. Our Aberdeen facility provides a wide range of structural testing including full-scale product simulations.

         We design, manufacture, fabricate, inspect, assemble, repair, test and market subsea equipment and offshore vessel and rig equipment. Our products are components of equipment used on marine vessels, floating rigs and jack-ups, and for the drilling and production of oil and gas wells on offshore fixed platforms and mobile production units including floating platforms and FPSO vessels. Our products and services include:

o        flexible bearings and connector products;

o        subsea pipeline products;

o        marine winches, mooring systems and rig equipment;

o blowout preventor stack assembly, integration, testing and repair services; and

o        fixed platform products and services.

Regions of Operations

         Our offshore products segment provides products and services to customers in the major offshore oil and gas producing regions of the world, including the Gulf of Mexico, West Africa, the North Sea, Brazil and Southeast Asia.

TUBULAR SERVICES

Overview

         Through our tubular services segment, we distribute oil country tubular goods, or OCTG, and are a provider of associated OTCG finishing and logistics services to the oil and gas industry. Oil country tubular goods consist of casing, production tubing and line pipe. Through our tubular services segment, we:

         o        distribute premium tubing and casing;

         o provide threading, remediation, logistical and inventory services; and

         o        offer e-commerce pricing, ordering and tracking capabilities.

         We serve a customer base, ranging from major oil companies to small independents. Through our key relationships with more than 20 manufacturers of oilfield specialty pipe, we deliver tubular products and ancillary services to oil and gas companies, drilling contractors and consultants around the world. The OCTG distribution market is highly fragmented and competitive, and is predominately focused in the United States. Despite being a leading distributor of OCTG, we estimate that our U.S. market share is approximately 15%.

Products and Services

         Tubular Products and Services. We distribute various types of OCTG produced by both domestic and foreign manufacturers to major and independent oil and gas exploration and production companies and other OCTG distributors. We do not manufacture any of the tubular goods that we distribute. As a result, gross margins in this segment are generally lower than those reported by our other segments. We operate our tubular services segment from a total of 11 facilities and have offices located near areas of oil and gas exploration and development activity predominately in the United States, and to a lesser extent, in Scotland and Nigeria. Our business in Scotland and Nigeria is expected to change and likely to decline as a result of the completion of a contract with a major customer in these areas. We currently have interim inventory management contracts that extend to March 31, 2002 in Nigeria and June 30, 2002 in Scotland. There can be no assurance that such interim contracts will be extended beyond these dates. See Management's Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference herein.

         In this business, inventory management is critical to our success. We maintain on-the-ground inventory in more than 75 yards located in the United States, giving us the flexibility to fill our customers' orders from our own stock or directly from the manufacturer. We have a proprietary inventory management system, designed specifically for the OCTG industry, that enables us to track our product shipments down to the individual pipe stem.

         A-Z Terminal. Our A-Z Terminal pipe maintenance and storage facility in Crosby, Texas is equipped to provide a full range of tubular services, giving us strong customer service capabilities. The A-Z Terminal is set on 109 acres and is an ISO 9002-certified facility. A-Z Terminal has more than 1,400 pipe racks and two double-ended thread lines. We have exclusive use of a permanent third-party inspection center within the facility. The facility also includes indoor chrome storage capability and patented pipe cleaning machines.

         We offer services at our A-Z Terminal facility typically outsourced by other distributors, including the following: threading, inspection, cleaning, cutting, logistics, rig returns, installation of float equipment and non-destructive testing.

Regions of Operations

         Our tubular services segment provides tubular products and services to customers in the United States, the Gulf of Mexico, Canada, Nigeria, Venezuela, Ecuador, Colombia, Guatemala and the United Kingdom. However, the majority of our sales are made in the United States, both for land and offshore applications.

WELL SITE SERVICES

Overview

         Our well site services segment provides a broad range of products and services that are used to establish and maintain the flow of oil and gas from a well throughout its lifecycle. Our services include workover services, drilling services, rental equipment, remote site accommodations, catering and logistics services and modular building construction services. We use our fleet of workover and drilling rigs, rental equipment, remote site accommodation facilities and related equipment to service well sites for oil and natural gas companies. Our products and services are used in both onshore and offshore applications through the exploration, development, production and abandonment phases of a well's life. Additionally, our remote site accommodations, catering and logistics services are employed in a variety of mining and related natural resource applications as well as forest fire fighting.

Products and Services

         Workover Services. We provide our workover products and services primarily to customers in the U.S., Venezuela, the Middle East and West Africa for both onshore and offshore applications. Workover products and services are used in operations on a producing well to restore or increase production. Workover services are typically used during the development, production and abandonment stages of the well. Our hydraulic workover units are used for workover operations and snubbing operations in pressure situations.

         Drilling Services. Our drilling services business is located in Odessa, Texas and Wooster, Ohio and provides drilling services for shallow to medium depths ranging from 2,000 to 9,000 feet. Drilling services are typically used during the exploration and development stages of a field. We have a total of 12 semi-automatic drilling rigs with hydraulic pipe handling booms and lift capacities ranging from 200,000 to 300,000 pounds. Nine of these drilling rigs are located in Odessa, Texas and three are located in Wooster, Ohio. As of March 1, 2002, 8 rigs were working or under contract.

         Rental Services. Our rental services business provides a wide range of products for use in the offshore and onshore oil and gas industry, including:

         o        wireline and coiled tubing pressure control equipment;

         o        pipe recovery systems; and

         o surface-based pressure control equipment used in production operations.

Our rental services are used during the exploration, development, production and abandonment stages. We provide rental services at 15 U.S. distribution points in Texas, Louisiana, Oklahoma, Mississippi and New Mexico.

         Remote Site Accommodations, Catering and Logistics and Modular Building Construction. We are a leading provider of fully integrated products and services required to support a workforce at a remote location, including workforce accommodations, food services, remote site management services and modular building construction. We provide complete design, manufacture, installation, operation and redeployment logistics services for oil and gas drilling, oil sands mining, diamond mining, pipeline construction, offshore construction, disaster relief services or any other industry that requires remote site logistics projects. Our remote site products and services operations are primarily focused in Canada and the Gulf of Mexico. During the peak of our operating season, we typically provide logistics services in over 200 separate locations throughout the world to remote sites with populations ranging from 20 to 2,000 persons.

         Remote Site Accommodations, Catering and Logistics Services. We sell and lease portable living quarters, galleys, diners and offices and provide portable generators, water sewage systems and catering services as part of our remote site logistics services. We provide various client-specific building configurations to customers for use in both onshore and offshore applications. We provide our integrated remote site logistics services to customers under long-term and short-term contractual arrangements.

         Modular Building Construction. We design, construct and install a variety of portable modular buildings, including housing, kitchens, recreational units and offices for the Canadian and Gulf of Mexico markets. Our designers work closely with our clients to build structures that best serve their needs.

         The foregoing information about us and our business segments is only a general summary and is not intended to be comprehensive. For additional information about us and our business segments you should refer to the information described under the caption "Where You Can Find More Information."

         Our principal executive offices are located at Three Allen Center, 333 Clay Street, Suite 3460, Houston, Texas 77002. Our telephone number at that address is (713) 652-0582.

RISK FACTORS

             CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         We include the following cautionary statement to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statement made by us, or on our behalf. The factors identified in this cautionary statement are important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us, or on our behalf. Such statements are "forward-looking statements." You can typically identify forward-looking statements by the use of forward-looking words such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "potential," "plan," "forecast," and other similar words. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results. The differences between assumed facts or bases and actual results can be material, depending upon the circumstances.

         Where, in any forward-looking statement, Oil States, or our management, expresses an expectation or belief as to the future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the statement of expectation or belief will result, or be achieved or accomplished. Taking this into account, the following are identified as important risk factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, Oil States.

Risk Related to the Exchangeable Shares

THE EXCHANGE OF YOUR EXCHANGEABLE SHARES IS GENERALLY TAXABLE.

         Based on the tax laws as of the date of this prospectus, the exchange or redemption of exchangeable shares is generally a taxable event in Canada and may be a taxable event in the United States. Your tax consequences depend on a number of factors, which are discussed in more detail under the caption "Income Tax Considerations."

Risks Related to Oil States' Business Generally

DECREASED OIL AND GAS INDUSTRY EXPENDITURE LEVELS WILL ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         We depend upon the oil and gas industry and its willingness to make expenditures to explore for, develop and produce oil and gas. If these expenditures decline, our business will suffer. The industry's willingness to explore, develop and produce depends largely upon the prevailing view of future product prices. Many factors affect the supply and demand for oil and gas and therefore influence product prices, including:

         o        the level of production;

         o        the levels of oil and gas inventories;

         o        the expected cost of developing new reserves;

         o        the cost of producing oil and gas;

         o        the level of drilling activity;

         o        worldwide economic activity;

         o national government political requirements, including the ability of the Organization of Petroleum Exporting Companies
                  (OPEC) to set and maintain production levels and prices for oil;

         o        the cost of developing alternate energy sources;

         o        environmental regulation; and

         o        tax policies.

If demand for drilling services, cash flows of drilling contractors or drilling rig utilization rates decrease significantly, then demand for our products and services will decrease.

EXTENDED PERIODS OF LOW OIL PRICES MAY DECREASE DEEPWATER EXPLORATION AND PRODUCTION ACTIVITY AND ADVERSELY AFFECT OUR BUSINESS.

         Our offshore products segment depends on exploration and production expenditures in deepwater areas. Because deepwater projects are more capital intensive and take longer to generate first production than shallow water and onshore projects, the economic analyses conducted by exploration and production companies typically assume lower prices for production from such projects to determine economic viability over the long term. If oil prices remain near or below those levels used to determine economic viability for an extended period of time, deepwater activity and our business will be adversely affected.

BECAUSE THE OIL AND GAS INDUSTRY IS CYCLICAL, OUR OPERATING RESULTS MAY
FLUCTUATE.

         Oil prices have been volatile over the last three years, ranging from less than $11 per barrel to over $37 per barrel. Spot gas prices have also been volatile, ranging from less than $1.25 per MMBtu to above $10.00 per MMBtu. These price changes have caused oil and gas companies and drilling contractors to change their strategies and expenditure levels. Oil States, Sooner, HWC and PTI have experienced in the past, and we may experience in the future, significant fluctuations in operating results based on these changes.

WE MIGHT BE UNABLE TO COMPETE SUCCESSFULLY WITH OTHER COMPANIES IN OUR INDUSTRY.

         We sell our products and services in competitive markets. In some of our business segments, we compete with the oil and gas industry's largest oilfield services providers. These companies have greater financial resources than we do. In addition, our business, particularly our tubular services business, may face competition from Internet business-to-business service providers. We expect the number of these providers to increase in the future. Our business will be adversely affected to the extent that these providers are successful in reducing purchases of our products and services.

         Our operations may be adversely affected if our current competitors or new market entrants introduce new products or services with better prices, features, performance or other competitive characteristics than our products and services. Competitive pressures or other factors also may result in significant price competition that could have a material adverse effect on our results of operations and financial condition.

DISRUPTIONS IN THE POLITICAL AND ECONOMIC CONDITIONS OF THE FOREIGN COUNTRIES IN WHICH WE OPERATE COULD ADVERSELY AFFECT OUR BUSINESS.

         We have operations in various international areas, including parts of West Africa and South America. Our operations in these areas increase our exposure to risks of war, local economic conditions, political disruption, civil disturbance and governmental policies that may:

         o        disrupt our operations;

         o restrict the movement of funds or limit repatriation of profits;

         o        lead to U.S. government or international sanctions; and

         o        limit access to markets for periods of time.

Some areas, including West Africa and parts of South America, have experienced political disruption in the past. Disruptions may occur in the future in our foreign operations, and losses caused by these disruptions may occur that will not be covered by insurance.

WE ARE SUSCEPTIBLE TO SEASONAL EARNINGS VOLATILITY DUE TO ADVERSE WEATHER CONDITIONS IN OUR REGIONS OF OPERATIONS.

         Our operations are directly affected by seasonal differences in weather in the areas in which we operate, most notably in Canada and the Gulf of Mexico. Our Canadian remote site logistics operations are significantly focused on the winter months when the winter freeze in remote regions permits exploration and production activity to occur. The spring thaw in these frontier regions restricts operations in the spring months and, as a result, adversely affects our operations and sales of products and services in the second and third quarters. Our operations in the Gulf of Mexico are also affected by weather patterns. Weather conditions in the Gulf Coast region generally result in higher drilling activity in the spring, summer and fall months with the lowest activity in the winter months. In addition, summer and fall drilling activity can be restricted due to hurricanes and other storms prevalent in the Gulf of Mexico and along the Gulf Coast. As a result, full year results are not likely to be a direct multiple of any particular quarter or combination of quarters.

WE MIGHT BE UNABLE TO EMPLOY A SUFFICIENT NUMBER OF TECHNICAL PERSONNEL.

         Many of the products that we sell, especially in our offshore products segment, are complex and highly engineered and often must perform in harsh conditions. We believe that our success depends upon our ability to employ and retain technical personnel with the ability to design, utilize and enhance these products. In addition, our ability to expand our operations depends in part on our ability to increase our skilled labor force. The demand for skilled workers is high, and the supply is limited. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay or both. If either of these events were to occur, our cost structure could increase and our growth potential could be impaired.

IF WE DO NOT DEVELOP NEW COMPETITIVE TECHNOLOGIES AND PRODUCTS, OUR BUSINESS AND REVENUES MAY BE ADVERSELY AFFECTED.

         The market for our offshore products is characterized by continual technological developments to provide better performance in increasingly greater depths and harsher conditions. If we are not able to design, develop and produce commercially competitive products in a timely manner in response to changes in technology, our business and revenues will be adversely affected.

THE LEVEL AND PRICING OF TUBULAR GOODS IMPORTED INTO THE UNITED STATES COULD DECREASE DEMAND FOR OUR TUBULAR GOODS INVENTORY AND ADVERSELY IMPACT OUR RESULTS OF OPERATIONS.

         U.S. law currently restricts imports of low-cost tubular goods from a number of foreign countries into the U.S. tubular goods market, resulting in higher prices for tubular goods. If these restrictions were to be lifted or if the level of imported low-cost tubular goods were to otherwise increase, our tubular services segment could be adversely affected to the extent that we then have higher-cost tubular goods in inventory. If prices were to decrease significantly, we might not be able to profitably sell our inventory of tubular goods. In addition, significant price decreases could result in a longer holding period for some of our inventory, which could also have a material adverse effect on our tubular services segment.

IF WE WERE TO LOSE A SIGNIFICANT SUPPLIER OF OUR TUBULAR GOODS, WE COULD BE ADVERSELY AFFECTED.

         During 2001, we purchased from a single supplier approximately 40% of the tubular goods we distributed and from three suppliers approximately 62% of such tubular goods. We do not have contracts with any of these suppliers. If we were to lose any of these suppliers or if production at one or more of the suppliers were interrupted, our tubular services segment and our overall business, financial condition and results of operations could be adversely affected. If the extent of the loss or interruption were sufficiently large, the impact on us would be material.

WE ARE SUBJECT TO EXTENSIVE AND COSTLY ENVIRONMENTAL LAWS AND REGULATIONS THAT MAY REQUIRE US TO TAKE ACTIONS THAT WILL ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         Our hydraulic well control and drilling operations and our offshore products business are significantly affected by stringent and complex foreign, federal, state and local laws and regulations governing the discharge of substances into the environment or otherwise relating to environmental protection. We could be exposed to liability for cleanup costs, natural resource damages and other damages as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior operators or other third parties. Environmental laws and regulations have changed in the past, and they are likely to change in the future. If existing regulatory requirements or enforcement policies change, we may be required to make significant unanticipated capital and operating expenditures.

         Any failure by us to comply with applicable environmental laws and regulations may result in governmental authorities taking actions against our business that could adversely impact our operations and financial condition, including the:

         o        issuance of administrative, civil and criminal penalties;

         o        denial or revocation of permits or other authorizations;

         o        reduction or cessation in operations; and

         o performance of site investigatory, remedial or other corrective actions.

WE MAY NOT HAVE ADEQUATE INSURANCE FOR POTENTIAL LIABILITIES.

         Our operations are subject to many hazards. We face the following risks under our insurance coverage:

         o we may not be able to continue to obtain insurance on commercially reasonable terms;

         o we may be faced with types of liabilities that will not be covered by our insurance, such as damages from environmental contamination;

         o the dollar amount of any liabilities may exceed our policy limits; and

         o we do not maintain full coverage against the risk of interruption of our business.

Even a partially uninsured claim, if successful and of significant size, could have a material adverse effect on our results of operations or consolidated financial position.

WE ARE SUBJECT TO LITIGATION RISKS THAT MAY NOT BE COVERED BY INSURANCE.

         In the ordinary course of business, we become the subject of various claims and litigation. We maintain insurance to cover many of our potential losses, and we are subject to various self-retentions and deductibles under our insurance. It is possible, however, that an unexpected judgment could be rendered against us in cases in which we could be uninsured and beyond the amounts that we currently have reserved or anticipate incurring for such matters.

Risks Related to Oil States' Operations

WE HAVE INCURRED LOSSES IN THE PAST. WE MAY INCUR LOSSES IN THE FUTURE.

         We incurred a loss from continuing operations in 1999. We cannot assure you that we will be profitable in the future.

LOSS OF KEY MEMBERS OF OUR MANAGEMENT COULD ADVERSELY AFFECT OUR BUSINESS.

         We depend on the continued employment and performance of Douglas E. Swanson and other key members of management. If any of our key managers resign or become unable to continue in their present roles and are not adequately replaced, our business operations could be materially adversely affected. We do not maintain any "key man" life insurance for any of our officers.

IF WE HAVE TO WRITE OFF A SIGNIFICANT AMOUNT OF GOODWILL, OUR EARNINGS WILL BE NEGATIVELY AFFECTED.

         Our consolidated balance sheet as of December 31, 2001 included goodwill representing 33% of our total assets. We have recorded goodwill because we paid more for some of our businesses than the fair market value of the tangible and separately measurable intangible net assets of those businesses. Generally accepted accounting principles previously required us to amortize goodwill over the periods we benefit from the acquired assets. Current accounting standards, which were effective January 1, 2002 (See Note 3 to Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference herein), require a periodic review of goodwill for impairment in value and a non-cash charge against earnings with a corresponding decrease in stockholders' equity if circumstances indicate that the carrying amount will not be recoverable.

WE MIGHT BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

         We rely on a variety of intellectual property rights that we use in our offshore products and well site services segments, particularly our patents relating to our FlexJoint(TM) technology. We may not be able to successfully preserve these intellectual property rights in the future and these rights could be invalidated, circumvented or challenged. Technological developments may also reduce the value of our intellectual property. In addition, the laws of some foreign countries in which our products and services may be sold do not protect intellectual property rights to the same extent as the laws of the United States. The failure of our company to protect our proprietary information and any successful intellectual property challenges or infringement proceedings against us could adversely affect our competitive position.

BECAUSE WE ARE A NEWLY COMBINED COMPANY WITH A SHORT COMBINED OPERATING HISTORY, NEITHER OUR HISTORICAL NOR OUR PRO FORMA FINANCIAL AND OPERATING DATA MAY BE REPRESENTATIVE OF OUR FUTURE RESULTS.

         We are a newly combined company with a short period of combined operating history. Our short combined operating history may make it difficult to forecast our future operating results. The pro forma and combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference herein reflect the separate historical results of operations, financial position and cash flows of Oil States, Sooner, HWC and PTI prior to the Combination. The consolidated financial statements reflect activity after the Combination.

L.E. SIMMONS, THROUGH SCF, CONTROLS THE OUTCOME OF STOCKHOLDER VOTING AND MAY EXERCISE THIS VOTING POWER IN A MANNER ADVERSE TO OUR STOCKHOLDERS.

         SCF holds approximately 63.2% of the outstanding common stock of our company. L.E. Simmons, the chairman of our board of directors, is the sole owner of L.E. Simmons & Associates, Incorporated, the ultimate general partner of SCF. Accordingly, Mr. Simmons, through his ownership of the ultimate general partner of SCF, is in a position to control the outcome of matters requiring a stockholder vote, including the election of directors, adoption of amendments to our certificate of incorporation or bylaws or approval of transactions involving a change of control. The interests of Mr. Simmons may differ from those of our stockholders, and SCF may vote its common stock in a manner that may adversely affect our stockholders.

SCF'S OWNERSHIP INTEREST AND PROVISIONS CONTAINED IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS COULD DISCOURAGE A TAKEOVER ATTEMPT, WHICH MAY REDUCE OR ELIMINATE THE LIKELIHOOD OF A CHANGE OF CONTROL TRANSACTION AND, THEREFORE, THE ABILITY OF OUR STOCKHOLDERS TO SELL THEIR SHARES FOR A PREMIUM.

         In addition to SCF's controlling position, provisions contained in our certificate of incorporation and bylaws, such as a classified board, limitations on the removal of directors, on stockholder proposals at meetings of stockholders and on stockholder action by written consent and the inability of stockholders to call special meetings, could make it more difficult for a third party to acquire control of our company. Our certificate of incorporation also authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could increase the difficulty for a third party to acquire us, which may reduce or eliminate our stockholders' ability to sell their shares of common stock at a premium. (See "Description of Capital Stock").

TWO OF OUR DIRECTORS MAY HAVE CONFLICTS OF INTEREST BECAUSE THEY ARE ALSO DIRECTORS OR OFFICERS OF SCF. THE RESOLUTION OF THESE CONFLICTS OF INTEREST MAY NOT BE IN OUR OR OUR STOCKHOLDERS' BEST INTERESTS.

         Two of our directors, L.E. Simmons and Andrew L. Waite, are also current directors or officers of L.E. Simmons & Associates, Incorporated, the ultimate general partner of SCF. This may create conflicts of interest because these directors have responsibilities to SCF and its owners. Their duties as directors or officers of L.E. Simmons & Associates, Incorporated may conflict with their duties as directors of our company regarding business dealings between SCF and us and other matters. The resolution of these conflicts may not always be in our or our stockholders' best interest.

WE HAVE RENOUNCED ANY INTEREST IN SPECIFIED BUSINESS OPPORTUNITIES, AND SCF AND ITS DIRECTOR NOMINEES ON OUR BOARD OF DIRECTORS GENERALLY HAVE NO OBLIGATION TO OFFER US THOSE OPPORTUNITIES.

         SCF has investments in other oilfield service companies that compete with us, and SCF and its affiliates, other than our company, may invest in other such companies in the future. We refer to SCF, its other affiliates and its portfolio companies as the SCF group. Our certificate of incorporation provides that, so long as SCF and its affiliates continue to own at least 20% of our common stock, we renounce any interest in specified business opportunities. Our certificate of incorporation also provides that if an opportunity in the oilfield services industry is presented to a person who is a member of the SCF group, including any of those individuals who also serves as SCF's director nominee of our company:

         o no member of the SCF group or any of those individuals has any obligation to communicate or offer the opportunity to us; and

         o such entity or individual may pursue the opportunity as that entity or individual sees fit,

unless:

         o it was presented to an SCF director nominee solely in that person's capacity as a director of our company and no other member of the SCF group independently received notice of or otherwise identified such opportunity; or

         o the opportunity was identified solely through the disclosure of information by or on behalf of our company.

These provisions of our certificate of incorporation may be amended only by an affirmative vote of holders of at least 80% of our outstanding common stock. As a result of these charter provisions, our future competitive position and growth potential could be adversely affected.

Risks Related to Ownership of Our Common Stock

THE AVAILABILITY OF SHARES OF OUR COMMON STOCK FOR FUTURE SALE COULD DEPRESS OUR STOCK PRICE

         Sales by SCF and other stockholders of a substantial number of shares of our common stock in the public markets, or the perception that such sales might occur, could have a material adverse effect on the price of our common stock or could impair our ability to obtain capital through an offering of equity securities.

                                 USE OF PROCEEDS

         Because the shares of common stock will be issued in exchange for or upon the redemption of the exchangeable shares, we will not receive any cash proceeds upon the issuance of the common stock.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share, of which one share has been designated as "special preferred voting stock." At March 1, 2002, we had 48,332,207 shares of common stock, including up to 3,601,329 shares of our common stock issuable upon exchange of the exchangeable shares, and one share of special preferred voting stock issued and outstanding.

COMMON STOCK

         Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock. Subject to the rights and preferences of any preferred stock that we may issue in the future, the holders of common stock are entitled to receive:

         o        dividends as may be declared by our board of directors; and

         o all of our assets available for distribution to our common stockholders in liquidation, pro rata, based on the number of shares held.

         There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. As of March 1, 2002, there were 77 holders of record of our common stock.

PREFERRED STOCK

         Subject to the provisions of our certificate of incorporation and legal limitations, our board of directors has the authority, without further vote or action by the stockholders:

         o to issue up to 25,000,000 shares of preferred stock in one or more series; and

         o to fix the rights, preferences, privileges and restrictions of our preferred stock, including provisions related to dividends, conversion, voting, redemption, liquidation and the number of shares constituting the series or the designation of that series, which may be superior to those of the common stock.

Other than the share of special preferred voting stock issued in connection with the Combination as described below in "Special Preferred Voting Stock," as of March 1, 2002, there are no shares of preferred stock outstanding, and we have no present plans to issue any other preferred stock.

         The issuance of shares of preferred stock by our board of directors as described above may adversely affect the rights of the holders of our common stock. For example, preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. The issuance of shares of preferred stock may discourage third-party bids for our common stock or may otherwise adversely affect the market price of the common stock. In addition, the preferred stock may enable our board of directors to make more difficult or to discourage attempts to obtain control of our company through a hostile tender offer, proxy contest, merger or otherwise, or to make changes in our management.

EXCHANGEABLE SHARES

         In the Combination, the outstanding common shares of PTI held by Canadian residents were exchanged for exchangeable shares issued by PTI HoldCo. The exchangeable shares may generally be exchanged at any time after the first anniversary of the closing of the Combination at the option of the holders for our common stock on a share-for-share basis subject to adjustment in the case of alterations to our common stock, plus the amount of any declared but unpaid dividends on our common stock. As of March 1, 2002, there are 3,601,329 exchangeable shares outstanding, which are exchangeable for a total of 3,601,329 shares of our common stock. The following is a summary of the principal terms and rights of the exchangeable shares which affect us and the holders of our common stock.

         Holders of exchangeable shares are entitled to:

         o receive dividends equal to the dividends paid by us on shares of our common stock;

         o provide directions to the holder of our special preferred voting stock as to the manner in which the special preferred voting stock should be voted on any matter on which holders of our common stock are entitled to vote. See "-- Special Preferred Voting Stock" below.

Subject to applicable law, exchangeable shares will be exchanged for shares of our common stock on a share-for-share basis, plus an amount equal to all declared and unpaid dividends on such exchangeable shares, whenever:

         o the holders of exchangeable shares request us or PTI HoldCo to exchange or redeem their exchangeable shares;

         o        PTI HoldCo is liquidated, dissolved or wound-up;

         o PTI HoldCo becomes insolvent or bankrupt, has a receiver appointed or a similar event occurs;

         o we become involved in voluntary or involuntary liquidation, dissolution or winding-up proceedings;

         o PTI HoldCo elects to redeem all of the exchangeable shares, provided the request is made after the fifth anniversary of the closing of the offering;

         o PTI HoldCo elects to redeem all of the exchangeable shares, provided the request is made after either the third anniversary of the closing of the offering and the number of outstanding exchangeable shares is less than 10% of the number outstanding upon the closing of the Combination or the fourth anniversary of the closing of the offering and the number of outstanding exchangeable shares is less than 20% of the number outstanding upon the closing of the Combination;

         o a change of control transaction occurs and the board of directors of PTI HoldCo determines in good faith and in its sole discretion that it is not reasonable to substantially replicate the terms and conditions of the exchangeable shares in connection with the change of control transaction and that redemption of all of the outstanding exchangeable shares is commercially or legally necessary to enable the completion of the change of control transaction;

         o the holders of exchangeable shares fail to pass a resolution regarding any matter on which they are entitled to vote as shareholders of PTI HoldCo and which has been proposed by the board of directors of PTI HoldCo, other than any resolution to amend the exchangeable share provisions, the support agreement or the voting and exchange trust agreement; or

         o the holders of the exchangeable shares fail to take any action required to approve or disapprove any change to their rights if the approval or disapproval of such change would be required to maintain the economic or legal equivalence of the exchangeable shares and our common stock.

Whenever a holder of exchangeable shares has the right to require PTI HoldCo to redeem the holder's exchangeable shares or whenever PTI HoldCo has the right or is required to redeem the outstanding exchangeable shares, the exchangeable shares to be redeemed will be subject to the overriding right of our company or 3045843 Nova Scotia Company, one of our wholly owned Canadian subsidiaries, to purchase such exchangeable shares. The consideration to be paid by us or 3045843 Nova Scotia Company, as the case may be, will be identical to the consideration to be paid by PTI HoldCo upon any such redemption. We expect to exercise the overriding right to purchase the exchangeable shares whenever it arises.

         Unless we take action to ensure that the holders of exchangeable shares receive an equivalent economic benefit, and subject to applicable law, we may not:

         o issue or distribute assets, debt instruments or shares of, or securities convertible into, our common stock to the holders of the then outstanding shares of our common stock;

         o effect a forward or reverse stock split or similar transaction;

         o effect a merger, reorganization, consolidation or other transaction involving or affecting our common stock; or

         o        reclassify or otherwise change our common stock.

         In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction affecting our common stock, we must use reasonable efforts to take all actions necessary or desirable to enable holders of exchangeable shares to participate in the transaction to the same extent and on an economically equivalent basis as the holders of our common stock. We have also agreed to take various actions to protect the rights of the holders of the exchangeable shares to receive the same dividends as are paid on our common stock and to exchange shares of our common stock for exchangeable shares.

SPECIAL PREFERRED VOTING STOCK

         In connection with the acquisition of PTI, our board of directors authorized a class of preferred stock, referred to as "special preferred voting stock," consisting of one share. The special preferred voting stock was issued to Computershare Trust Company of Canada, which holds the share as trustee for the benefit of the holders of the exchangeable shares described above. Except as otherwise required by law or our certificate of incorporation:

         o the special preferred voting stock is entitled to the number of votes attached to the number of shares of our common stock issuable upon the exchange of all the outstanding exchangeable shares;

         o each holder of exchangeable shares is able to direct the trustee to vote that number of votes that are attached to the number of shares of OSI common stock issuable upon the exchange of the exchangeable shares held by that holder;

         o the special preferred voting stock may be voted in the election of directors and on all other matters submitted to a vote of our common stockholders; and

         o the holder of the special preferred voting stock is not entitled to receive dividends.

         In the event of any liquidation, dissolution or winding up of our company, the holder of the special preferred voting stock will not be entitled to any of our assets available for distribution to stockholders. We may redeem the special preferred voting stock for a nominal amount when:

         o the special preferred voting stock has no votes attached to it because there are no exchangeable shares outstanding that are not owned by us or our subsidiaries; and

         o there are no shares of stock, debt, options or other agreements that could give rise to the issuance of any additional exchangeable shares to any person other than us or any of our subsidiaries.

ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

         Our certificate of incorporation and bylaws contain several provisions that could delay or make more difficult the acquisition of us through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock.

Written Consent of Stockholders

         Our certificate of incorporation provides that, on and after the date when SCF ceases to own a majority of the shares of our outstanding securities entitled to vote in the election of directors, any action by our stockholders must be taken at an annual or special meeting of stockholders, and stockholders cannot act by written consent. Until that date, any action required or permitted to be taken by our stockholders may be taken at a duly called meeting of stockholders or by the written consent of stockholders owning the minimum number of shares required to approve the action.

Special Meetings of Stockholders

         Subject to the rights of the holders of any series of preferred stock, our bylaws provide that special meetings of the stockholders may only be called by the chairman of the board of directors or by the resolution of a majority of our board of directors.

Advance Notice Procedure for Director Nominations and Stockholder Proposals

         Our bylaws provide that adequate notice must be given to nominate candidates for election as directors or to make proposals for consideration at annual meetings of stockholders. Notice of a stockholder's intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

         o for an election to be held at the annual meeting of stockholders, not later than 120 calendar days prior to the anniversary date of the immediately preceding annual meeting of stockholders unless the date of the annual meeting is more than 30 or less than 60 calendar days after such anniversary date, in which case such notice must be received not later than the later of (1) 120 calendar days prior to the annual meeting or (2) 10 calendar days following the public announcement of the annual meeting; and

         o for an election to be held at a special meeting of stockholders, not later than the later of (1) 120 calendar days prior to the special meeting or (2) 10 calendar days following the public announcement of the special meeting.

         Notice of a stockholder's intent to raise business at an annual meeting must be received at our principal executive offices not later than 120 calendar days prior to the anniversary date of the preceding annual meeting of stockholders.

         These procedures may operate to limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

CLASSIFIED BOARD OF DIRECTORS

         Our certificate of incorporation divides our directors into three classes serving staggered three-year terms. As a result, stockholders will elect approximately one-third of the board of directors each year. This provision, when coupled with the provision of our restated certificate of incorporation authorizing only the board of directors to fill vacant or newly created directorships or increase the size of the board of directors and the provision providing that directors may only be removed for cause, may deter a stockholder from gaining control of our board of directors by removing incumbent directors or increasing the number of directorships and simultaneously filling the vacancies or newly created directorships with its own nominees.

RENOUNCEMENT OF BUSINESS OPPORTUNITIES

         Our certificate of incorporation provides that, as long as SCF and its affiliates other than our company continue to own at least 20% of our common stock, we renounce any interest or expectancy in any business opportunity or other matter in which any member of the SCF group participates or desires or seeks to participate and that involves any aspect of the energy equipment or services business or industry except as described below. No member of the SCF group, including any officer, director, employee or other agent of SCF or any affiliate of SCF who serves as a director of our company (an "SCF director nominee"), has any obligation to communicate or offer any renounced opportunity to us and may pursue the opportunity as that entity or individual sees fit, unless:

         o it was presented to an SCF director nominee solely in that person's capacity as a director of our company and no other member of the SCF group independently received notice of or otherwise identified such opportunity; or

         o the opportunity was identified solely through the disclosure of information by or on behalf of our company.

The "SCF group" includes SCF, any affiliate of SCF (other than our company), any SCF director nominee and portfolio companies in which SCF has an investment (other than our company).

         Thus, for example, SCF and its affiliates, including SCF director nominees, may pursue opportunities in the oilfield services industry for their own account or present such opportunities to SCF's other portfolio companies. Our certificate of incorporation provides that SCF and its affiliates have no obligation to offer such opportunities to us, even if the failure to provide such opportunity would have a competitive impact on us.

         These provisions of our certificate of incorporation may be amended only by an affirmative vote of holders of at least 80% of our outstanding common stock.

AMENDMENT OF THE BYLAWS

         Our board of directors may amend or repeal the bylaws and adopt new bylaws. The holders of common stock may amend or repeal the bylaws and adopt new bylaws by a majority vote.

LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

         Our directors will not be personally liable to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability:

         o for any breach of the duty of loyalty to our company or our stockholders;

         o for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

         o for unlawful payment of a dividend or unlawful stock purchases or redemptions; and

         o for any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

DELAWARE TAKEOVER STATUTE

         Under the terms of our certificate of incorporation and as permitted under Delaware law, we have elected not to be subject to Delaware's anti-takeover law in order to give our significant stockholders, including SCF, greater flexibility in transferring their shares of our common stock. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation could not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With the approval of our stockholders, we may amend our certificate of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. By opting out of the Delaware anti-takeover law, a transferee of SCF could pursue a takeover transaction that was not approved by our board of directors.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Mellon Investor Services LLC, and its telephone number is (800) 635-9270.

                              PLAN OF DISTRIBUTION

         We will distribute up to 3,601,329 shares of common stock covered by this prospectus only upon exchange or redemption of the exchangeable shares of PTI HoldCo. No broker, dealer or underwriter has been engaged in connection with the exchange or redemption. Each exchangeable share of PTI HoldCo may be exchanged or redeemed for one share of common stock. We will pay any other expenses incurred in connection with the distribution described in this prospectus.

                            INCOME TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

         In the opinion of Donahue LLP, our Canadian counsel, the following is an accurate summary of the principal Canadian federal income tax considerations under the Canadian Income Tax Act generally applicable to you if you hold exchangeable shares or acquire common stock on the redemption, retraction or exchange of exchangeable shares and if, for purposes of the Income Tax Act (Canada) (the "Tax Act") and any applicable income tax treaty or convention, you are or are deemed to be resident in Canada at all relevant times, you deal with us at arm's length, you are not affiliated with us and you hold your exchangeable shares and will hold the common stock as capital property. This discussion does not apply to you if you are a "financial institution," as defined in the

Tax Act, and are therefore subject to the mark-to-market rules of the Tax Act. This summary also does not apply to you if Oil States is or will be a "foreign affiliate" of you for purposes of the Tax Act.

         The exchangeable shares and common stock will generally be considered to be capital property to you unless the shares are held by you in the course of carrying on a business or the shares are acquired in a transaction considered to be an adventure in the nature of trade. If the exchangeable shares might not otherwise qualify as capital property, you may be entitled to obtain this qualification by making the irrevocable election provided under subsection 39(4) of the Tax Act. If you do not hold your exchangeable shares or will not hold common stock as capital property, you should consult your own tax advisors for information and advice having regard to your particular circumstances.

         This summary is based on the current provisions of the Tax Act and the regulations thereto, the current provisions of the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended, and our Canadian counsel's understanding of the current published administrative practices of the Canada Customs and Revenue Agency (the "CCRA"). This summary takes into account all specific proposals to amend the Tax Act and regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that all of these proposed amendments will be enacted in their present form. No assurances can be given that any proposed amendments will be enacted in the form proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the foregoing, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described below. No advance income tax ruling has been sought or obtained from the CCRA to confirm the tax consequences of any of the transactions relating to the exchangeable shares or the acquisition of the common stock on the redemption, retraction or exchange of exchangeable shares.

         For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of common stock, including dividends, adjusted cost base amounts and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate generally at the time these amounts arise.

         THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO YOU. THEREFORE, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES.

Redemption or Exchange of Exchangeable Shares

         On a redemption (including a retraction) of your exchangeable shares by PTI HoldCo, you will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital (for purposes of the Tax Act) of the exchangeable shares so redeemed. For these purposes, the redemption proceeds will be the fair market value of the common stock received from PTI HoldCo on the redemption plus the amount, if any, of all payable and unpaid dividends on the exchangeable shares paid on the redemption. The amount of any such deemed dividend will be subject to the tax treatment described below under "Dividends on Exchangeable Shares."

         On a redemption (including a retraction) of your exchangeable shares, you will also be considered to have disposed of your exchangeable shares, but the amount of the deemed dividend will be excluded in computing your proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition. If you are a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend. The taxation of capital gains and capital losses is described below.

         On an exchange of your exchangeable shares with our indirect wholly-owned subsidiary, 3045843 Nova Scotia Company (hereinafter referred to as "OSI ULC"), or with us for the common stock, you will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of your exchangeable shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of the exchangeable shares immediately before the exchange. For these purposes, the proceeds of disposition will be the fair market value at the time of the exchange of the common stock which you receive plus any other amounts received from us as part of the exchange, other than any amount paid in satisfaction of declared and unpaid dividends owed to you by PTI HoldCo. The taxation of capital gains and capital losses is described below.

         BECAUSE OF THE EXISTENCE OF CERTAIN CALL RIGHTS HELD BY OSI ULC WHICH GIVE OSI ULC THE OVERRIDING RIGHT TO PURCHASE YOUR EXCHANGEABLE SHARES UPON A REDEMPTION (INCLUDING A RETRACTION) BY EXCHANGING A SHARE OF COMMON STOCK FOR EACH EXCHANGEABLE SHARE AS WELL AS CERTAIN RIGHTS OF HOLDERS OF EXCHANGEABLE SHARES TO FORCE THE EXCHANGE OF EXCHANGEABLE SHARES WITH OIL STATES FOR COMMON STOCK UPON THE OCCURRENCE OF THE LIQUIDATION, DISSOLUTION OR WINDING-UP OF PTI HOLDCO OR OIL STATES, YOU CANNOT CONTROL WHETHER YOU WILL RECEIVE COMMON STOCK BY WAY OF A REDEMPTION (INCLUDING A RETRACTION) OF YOUR EXCHANGEABLE SHARES BY PTI HOLDCO OR BY WAY OF PURCHASE OF THE EXCHANGEABLE SHARES BY OIL STATES OR OSI ULC. AS DESCRIBED ABOVE, THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF A REDEMPTION (INCLUDING A RETRACTION) DIFFER FROM THOSE OF A PURCHASE.

Disposition of Exchangeable Shares Other Than on Redemption or Exchange

         A disposition or deemed disposition of your exchangeable shares, other than on the redemption or exchange of your exchangeable shares, will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you immediately before the disposition. The taxation of capital gains and capital losses is described below.

Acquisition and Disposition of the Common Stock

         The cost of the common stock received on a retraction, redemption or exchange of exchangeable shares will be equal to the fair market value of the common stock at the time of that event, and will be averaged with the adjusted cost base of any other shares of common stock held by you at that time as capital property (other than common stock considered to have been continually held by you since 1971) for the purpose of determining the adjusted cost base of your common stock.

         A disposition or deemed disposition of the common stock by you will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of such shares immediately before the disposition. The taxation of capital gains and capital losses is described below.

Dividends on Exchangeable Shares

         If you are an individual, dividends received or deemed to be received on the exchangeable shares will be included in computing your income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from a corporation resident in Canada. Subject to the discussion below, if you are a corporation, other than a "specified financial institution" as defined in the Tax Act, dividends received or deemed to be received on the exchangeable shares normally will be included in your income and deductible in computing your taxable income.

         The exchangeable shares will be "term preferred shares," as defined in the Tax Act. Consequently, if you are a "specified financial institution," as defined in the Tax Act, a dividend received or deemed to be received on a redemption of the exchangeable shares will be deductible in computing your taxable income only if:

         o you did not acquire the exchangeable shares in the ordinary course of carrying on your business; or

         o at the time the dividend is received, the exchangeable shares are listed on a prescribed stock exchange in Canada (which currently includes the Toronto Stock Exchange (TSE)) and you, either alone or together with persons with whom you do not deal at arm's length, do not receive (or are not deemed to receive) dividends in respect of more than 10% of the issued and outstanding exchangeable shares.

         If you are a "private corporation," as defined in the Tax Act, or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals, you may be liable under Part IV of the Tax Act to pay a refundable tax of 331/3% of any dividends received or deemed to be received on your exchangeable shares to the extent that these dividends are deductible in computing your taxable income.

         If you are throughout the relevant taxation year a "Canadian-controlled private corporation," as defined in the Tax Act, you may be liable to pay an additional refundable tax of 6 2/3% on dividends received or deemed to be received on your exchangeable shares that are not deductible in computing taxable income.

Dividends on the Common Stock

         Dividends on the common stock will be included in your income for the purposes of the Canadian Income Tax Act. If you are an individual, you will not be subject to the gross-up and dividend tax credit rules in the Canadian Income Tax Act applicable to dividends received from corporations resident in Canada. If you are a corporation, you will be required to include these dividends in computing your income and generally will not be entitled to deduct the amount of these dividends in computing your taxable income. If you are throughout the relevant taxation year a "Canadian-controlled private corporation," as defined in the Tax Act, you may be liable to pay an additional refundable tax of 62/3% on such dividends. If there is United States non-resident withholding tax on any dividends you receive on the common stock, you will generally be eligible for foreign tax credit or deduction treatment where applicable under the Tax Act.

Taxation of Capital Gains and Capital Losses

         One-half of any capital gain (a "taxable capital gain") realized by you on a disposition or deemed disposition of exchangeable shares or the common stock must be included in your income for the year of the disposition. One-half of any capital loss (an "allowable capital loss") realized by you may be deducted by you against taxable capital gains realized in the year of the disposition. Any allowable capital losses in excess of taxable capital gains in the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Tax Act.

         Capital gains realized by an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the Tax Act.

         If you are throughout the relevant taxation year a "Canadian-controlled private corporation," as defined in the Tax Act, you may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

         If you are a corporation, the amount of any capital losses arising from a disposition or deemed disposition of exchangeable shares may be reduced by the amount of any dividends received or deemed to have been received by you on the exchangeable shares to the extent and under circumstances prescribed by the Tax Act. Similar rules may apply where you are a corporation that is a member of a partnership or a beneficiary of a trust that owns exchangeable shares or common shares or where a trust or partnership of which a corporation is a beneficiary or a member owns any of these shares. You should consult your own tax advisors if these rules may be relevant to you.

Foreign Property Information Reporting

         If you are a "specified Canadian entity" (as defined in the Tax Act), you may be required to file an information return relating to any "specified foreign property" (as defined in the Tax Act) owned by you, which would include the common stock, the exchangeable shares and certain exchange and voting rights relating thereto. You should consult you own advisors about whether you must comply with these rules with respect to the ownership of exchangeable shares or common stock.

Foreign Investment Entity Draft Legislation

         Draft legislation regarding the taxation of investments in "foreign investment entities" was released on August 2, 2001. In general, if the draft legislation applies, a holder of an interest in a foreign investment entity generally will be required to take into account in computing income changes in the value of that interest. A corporation is not a foreign investment entity if the "carrying value" of all of its "investment property" is not greater than one-half of the "carrying value" of all of its property or if its principal business is not an "investment business" within the meaning of those terms in the draft legislation. We believe that we would not currently be a "foreign investment entity" under the draft legislation; however, no assurances can be given that the draft legislation will be enacted in its current form. On December 17, 2001, the Department of Finance (Canada) issued a press release announcing that the effective date for the proposed rules will be delayed one year, generally to take effect for taxation years commencing after 2002, to allow time for consultation on the draft legislation.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

         In the opinion of Vinson & Elkins L.L.P., our United States counsel, the following is an accurate summary of the principal United States federal income tax considerations under the United States Internal Revenue Code of 1986, as amended (the "Code"), generally applicable to you if you are a holder of exchangeable shares and you are not:

         o        a citizen or resident of the United States;

         o a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any political subdivision thereof;

         o an estate, the income of which is subject to United States federal income taxation regardless of its source; or

         o a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

         This summary does not discuss all United States federal income tax considerations that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under the Code. This summary is applicable to you only if you hold exchangeable shares as capital assets and does not consider your tax treatment if you hold exchangeable shares through a partnership or other pass-through entity. Furthermore, this summary does not discuss any aspects of foreign, state or local taxation. This summary is based on current provisions of the Code, existing, temporary and proposed regulations promulgated under the Code and administrative and judicial interpretations of the Code, all of which are subject to change, possibly with retroactive effect. No advance income tax ruling has been sought or obtained from the Internal Revenue Service (the "IRS") regarding the tax consequences of the transactions described herein.

         YOU ARE ADVISED TO CONSULT YOUR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN.

Sale or Exchange of Exchangeable Shares

         You generally will not be subject to United States federal income tax on any gain realized on the sale or exchange of exchangeable shares, including the exchange of exchangeable shares for common stock, unless the gain is effectively connected with your United States trade or business or, if you are an individual, you are present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied.

Dividends on the Common Stock

         Dividends paid to you as a holder of common stock generally will be subject to withholding of United States federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) unless the dividend is effectively connected with the conduct of your trade or business within the United States (or if a tax treaty applies, is attributable to your United States permanent establishment), in which case the dividend will be taxed at ordinary United States federal income tax rates. If you are a corporation, such effectively connected income may also be subject to an additional "branch profits tax." You will be required to satisfy certain certification requirements to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding tax described above.

Sale or Exchange of Common Stock

         You generally will not be subject to United States federal income tax on any gain realized on the sale or exchange of shares of common stock unless:

         o the gain is effectively connected with your United States trade or business; or

         o you are an individual and you are present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied.

Backup Withholding and Information Reporting

         You are generally subject to information reporting requirements with respect to dividends paid by us to you and any tax withheld with respect to such dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You will be subject to backup withholding unless applicable certification requirements are met. Payment of the proceeds of a sale of shares of the common stock within the United States or through certain United States brokers is subject to both backup withholding and information reporting unless you as beneficial owner certify under penalties of perjury that you are not a United States person for purposes of the Code (and the payor does not have actual knowledge or reason to know that you are a United States person) or otherwise establishes an exemption.

         Backup withholding tax is not a separate tax. Any amounts withheld under the backup withholding rules are generally allowable as a credit against your United States federal income tax liability (if any), which may entitle you to a refund, provided that the required information is furnished to the IRS.

         The discussion of United States federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to you. You are strongly encouraged to consult your tax adviser to determine the particular tax consequences to you, including the application and effect of United States federal, state, local and foreign tax laws.

                                     EXPERTS

         The consolidated balance sheet of Oil States International, Inc. as of December 31, 2001 and the combined balance sheet as of December 31, 2000, and the related consolidated and combined statement of operations, stockholders' equity and cash flows for the year ended December 31, 2001 and the combined statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2000, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, the consolidated balance sheets of PTI Group Inc., as of December 31, 2000, and the related consolidated statement of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2000, by PriceWaterhouseCoopers LLP, independent auditors, and the consolidated balance sheet of Oil States International, Inc., as of December 31, 1999, and the related consolidated statement of operations, stockholders' equity and cash flows for the year then ended December 31, 1999, by Arthur Andersen LLP, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered pursuant to this prospectus and certain U.S. tax consequences will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain Canadian tax consequences will be passed on by Donahue LLP, Calgary, Alberta, Canada.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution:

         The following table sets forth the expenses of issuance and distribution to be borne by Oil States International, Inc. (the "Company"). All amounts are estimates except the SEC registration fee.


         SEC filing fee..............................................      $  3,064
         Printing expenses...........................................         3,000
         Legal fees and expenses.....................................        15,000
         Accounting fees and expenses................................         5,000
         Miscellaneous...............................................         1,000
                                                                           --------
              TOTAL..................................................      $ 27,064
                                                                           ========

         The foregoing does not include New York Stock Exchange listing fees that were paid in connection with the Company's initial public offering in February 2001.

Item 15. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

         The Company's certificate of incorporation provides that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of the Company.

         As permitted by the DGCL, the certificate of incorporation provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under
Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

         In addition, we have entered into indemnity agreements with our directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL.

The form of these indemnity agreements is filed as Exhibit 10.14 to Amendment No. 4 to the Company's Registration Statement on Form S-1 (File No. 333-43400) filed with the SEC on January 19, 2001.

         The U.S. and international purchase agreements that we entered into in connection with our initial public offering contain certain provisions for the indemnification against certain civil liabilities under the Securities Act of our directors, certain of our officers, the selling stockholders and any person who controls us within the meaning of Section 15 of the Securities Act or
Section 20 of the Securities and Exchange Act of 1934. Forms of these purchase agreements are filed as Exhibits 1.1 and 1.2 to Amendment No. 5 to the Company's Registration Statement on Form S-1 (File No. 333-43400) filed with the SEC on February 6, 2001.

Item 16. Exhibits.

         The following documents are filed as exhibits to this registration statement:


                     Exhibits
                     --------
                        5.1       --   Opinion of Vinson & Elkins L.L.P.

                        8.1       --   Opinion of Vinson & Elkins L.L.P. as to
                                       certain U.S. tax matters

                        8.2       --   Opinion of Donahue LLP as to certain
                                       Canadian tax matters

                       23.1       --   Consent of Ernst & Young LLP
                                       (Houston, Texas)

                       23.2       --   Consent of Arthur Anderson LLP (Dallas,
                                       Texas)

                       23.3       --   Consent of PricewaterhouseCoopers LLP
                                       (Edmonton, Alberta)

                       23.4       --   Consent of Vinson & Elkins L.L.P.
                                       (included in Exhibit 5.1)

                       23.5       --   Consent of Donahue LLP (included in
                                       Exhibit 8.2)

                       24.1       --   Powers of Attorney for Directors

Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Oil States International Inc.'s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant, Oil States International, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 6th day of March, 2002.

                                            OIL STATES INTERNATIONAL, INC.

                                            By:    /s/ Cindy B. Taylor
                                                --------------------------------
                                                   Cindy B. Taylor
                                                   Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following directors and officers of Oil States International, Inc. in the capacities indicated on March 1, 2002.


                  SIGNATURE                                          TITLE

            /s/ Douglas E. Swanson                 President, Chief Executive Officer and
----------------------------------------------     Director (Principal Executive Officer)
              Douglas E. Swanson

             /s/ Cindy B. Taylor                   Chief Financial Officer (Principal
----------------------------------------------     Financial Officer)
               Cindy B. Taylor

            /s/ Robert W. Hampton                  Vice President - Finance and Accounting
----------------------------------------------     (Principal Accounting Officer)
              Robert W. Hampton

                 L. E. Simmons *                   Chairman of the Board
----------------------------------------------
                 L.E. Simmons

                Martin Lambert *                   Director
----------------------------------------------
                Martin Lambert

                 Mark G. Papa *                    Director
----------------------------------------------
                 Mark G. Papa

               Gary L. Rosenthal *                 Director
----------------------------------------------
              Gary L. Rosenthal

                Andrew L. Waite *                  Director
----------------------------------------------
               Andrew L. Waite

               Stephen A. Wells *                  Director
----------------------------------------------
               Stephen A. Wells


*  By:   /s/ Cindy B. Taylor
      --------------------------------------

Cindy B. Taylor, pursuant to a Power of Attorney filed as Exhibit 24.1 to this Registration Statement on Form S-3.

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER              DESCRIPTION
------              -----------
     5.1       --   Opinion of Vinson & Elkins L.L.P.

     8.1       --   Opinion of Vinson & Elkins L.L.P. as to certain U.S. tax
                    matters

     8.2       --   Opinion of Donahue LLP as to certain Canadian tax matters

    23.1       --   Consent of Ernst & Young LLP (Houston, Texas)

    23.2       --   Consent of Arthur Anderson LLP (Dallas, Texas)

    23.3       --   Consent of PricewaterhouseCoopers LLP (Edmonton, Alberta)

    23.4       --   Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

    23.5       --   Consent of Donahue LLP (included in Exhibit 8.2)

    24.1       --   Powers of Attorney for Directors